EXHIBIT 10.20

                     AMENDED AND RESTATED LICENSE AGREEMENT

         THIS AMENDED AND RESTATED LICENSE AGREEMENT ("Agreement") is made and entered into as of the 26th day of March, 1999 (the "Effective Date") by and between THE SPORTS AUTHORITY, INC., a corporation organized and existing under the laws of the State of Delaware, United States of America ("U.S.A.") with its principal place of business at 3383 North State Road 7, Fort Lauderdale, Florida 33319, U.S.A., and THE SPORTS AUTHORITY MICHIGAN, INC. a corporation organized and existing under the laws of the State of Michigan with its principal place of business at 306 South Washington, Suite 224, Royal Oak, Michigan 48067, U.S.A. (collectively, "Licensor"), and MEGA SPORTS CO., LTD., a corporation organized and existing under the laws of Japan, with its principal office at 1-5-1, Nakase, Mihama-ku, Chiba-shi, Chiba-ken, 261, Japan ("Licensee").

         WHEREAS, Licensor is the largest full line retailer of sporting goods and equipment, apparel and footwear in the U.S.A. and operates THE SPORTS AUTHORITY stores in the U.S.A. and Canada;

         WHEREAS, JUSCO Co., Ltd., a well-known Japanese retailer, and The Sports Authority, Inc. agreed under a certain JOINT VENTURE AGREEMENT dated January 19, 1995, as amended by a FIRST AMENDMENT TO JOINT VENTURE AGREEMENT between the same parties, dated September 6, 1996 (collectively, the "JVA") to form the company Mega Sports Co., Ltd. to develop and operate the TSA Stores (as defined below) in Japan;

         WHEREAS, The Sports Authority, Inc. and Mega Sports Co., Ltd. entered into a certain LICENSE AGREEMENT dated August 1, 1995 under which The Sports Authority, Inc. granted to Mega Sports Co., Ltd. the exclusive right to use in Japan the Marks and Technology (as defined below) (the "License Agreement");

         WHEREAS, certain intellectual property rights of The Sports Authority, Inc. in Japan, including the Marks were recently assigned by The Sports Authority, Inc. to its wholly-owned subsidiary, The Sports Authority Michigan, Inc., and the latter is now the proprietor of the Marks in Japan.

         WHEREAS, The Sports Authority, Inc. and JUSCO Co., Ltd. have agreed to restructure their joint venture, resulting in a certain AMENDED AND RESTATED JOINT VENTURE AGREEMENT dated March 12, 1999, which replaces the JVA in its entirety;

         WHEREAS, in view of the foregoing, The Sports Authority, Inc., The Sports Authority Michigan, Inc. and Mega Sports Co., Ltd., desire by this Agreement to amend, replace in its entirety and terminate the License Agreement as of the Effective Date;

         NOW, THEREFORE, in consideration of the mutual promises, undertakings and covenants herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby respectively grant, covenant and agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

1.1 "Affiliated Companies" or "Affiliate Company" shall mean any legal entity or partnership which holds directly or indirectly more than ten percent (10%) of JUSCO Co., Ltd. or The Sports Authority, Inc., or of which JUSCO Co., Ltd. or The Sports Authority, Inc., or any of their Related Companies (as defined below) directly or indirectly own or control more than five percent (5%) and up to and including fifty percent (50%) of the issued share capital or capital stock, in any event not to include Licensee. For purposes of this definition, JUSCO Co., Ltd., on the one hand, and The Sports Authority, Inc., on the other, and each of their respective Affiliate Companies shall in no event be deemed to be an Affiliate Company of the other Party or its Affiliate Companies.

1.2 "Business Day(s)" shall mean a day, excluding Saturday, in which the banks in both New York and Tokyo are open for business.

1.3 "Business Travel Expenses" shall mean business or executive class airfare for officers and managers of Licensor, and for Licensor employees below officer level if the expected duration of an international trip is for ten (10) or fewer calendar days, and coach class for all others below manager level (with all airfares within a class of travel to be at the lowest fare for the route with the least number of stops), reasonable business hotel accommodations, meals and transportation within the U.S. or Japan, and other reasonable out of pocket expenses, in accordance with Licensor's policies.

1.4 "Fiscal Year" shall mean Licensee's fiscal year. Licensee shall give at least ninety (90) days advance notice to Licensor of any change in designation of Licensee's Fiscal Year.

1.5 "Gross Sales" shall mean the total sales revenues (net of any discounts issued at Licensee's cash registers), received for merchandise and services furnished at, by or through the TSA Stores by Licensee, its Subsidiaries, any Affiliated Companies and Related Companies and any tenants or permitted sublicensees, whether by Licensee, its Subsidiary Companies, tenants or permitted sublicensees, whether for cash or on credit, except that the following shall be excluded in calculating Gross Sales: (i) sales of merchandise subsequently returned for refund or credit; and (ii) value added taxes, consumption taxes and any other similar taxes imposed by governments, excluding withholding taxes, if any. Gross Sales shall be calculated net of any allowances given with respect to defective merchandise.

1.6 "Licensed Property" shall mean the Marks and the Technology.

1.7 "Marks" shall mean:


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         (a) the mark THE SPORTS AUTHORITY in English in block letters and any equivalent in Japanese characters, and certain THE SPORTS AUTHORITY logotypes, and such other trademarks and service marks, which are proprietary to Licensor, as shall be identified in writing by Licensor from time to time, together with associated copyright works and designs, all as more specifically described in EXHIBIT "A", attached hereto and incorporated herein, as EXHIBIT "A" may be modified from time to time in writing by Licensor;

         (b) all related emblems, logos and symbols, and all combinations, forms and derivations thereof as are currently or hereafter used by Licensor in connection with the Products (as defined below); and

         (c) the Trade Dress (as defined below) inherent in the design, layout and presentation of THE SPORTS AUTHORITY stores in the U.S.A. and Canada, including, without limitation, such Trade Dress as may be subject to protection under the laws of Japan on industrial models and designs.

1.8 "Materials" shall mean exterior and interior signs, flags, banners, packaging, labels, print, electronic and broadcast advertising and promotional media, manuals, brochures, flyers, posters, sales literature, business forms, gift certificates, credit cards, debit cards, membership or consumer loyalty program cards, stationery, employee uniforms, badges, store bags and boxes, baskets, trolleys and carts, sales receipts and charge slips, tickets and tags, and the like, bearing any of the Marks and used on or in connection with the Products or Services (as defined below) or the TSA Stores.

1.9 "Party" shall mean the Licensor or Licensee; "Parties" shall mean both of them.

1.10 "Products" shall mean any and all products bearing or otherwise sold under or in connection with the Marks as permitted hereunder, as well as packaging and labeling for such Products, subject always to Licensor's prior written approval and instructions concerning private label merchandising as contemplated herein.

1.11 "Related Company" or "Related Companies" shall mean any legal entity which holds directly or indirectly more than fifty percent (50%) of the issued share capital or capital stock of JUSCO Co., Ltd. or The Sports Authority, Inc., or of which JUSCO Co., Ltd. or The Sports Authority, Inc. or their parent companies hold directly or indirectly more than fifty (50%) of the issued share capital or capital stock, in any event not to include Licensee. An entity shall be deemed to hold shares indirectly if the shares are held by another entity that is majority controlled, either directly or through other majority controlled entities, by such first mentioned entity. "Control," as used herein, refers to actual voting control, whether by ownership of a majority of the voting securities of an entity, by agreement, or otherwise.

1.12 "Royalties" shall mean the following:

               PERIOD                                                 ROYALTY RATE
               ------
In Fiscal Year 1999                   ONE PERCENT (1.0%) of any and all Gross Sales.



In Fiscal Year 2000                   ONE and ONE TENTH of ONE PERCENT (1.1%) of any and all Gross Sales.

In Fiscal Year 2001                   ONE and TWO TENTHS of ONE PERCENT  (1.2%) of any and all Gross Sales.

In each subsequent Fiscal Year
during the Term and any Renewal Term  ONE and TWO TENTHS of ONE PERCENT (1.2%) of any and all Gross Sales.

The Royalties may be reviewed from time to time to insure that they are commensurate with the income derived by Licensee from use of the Licensed Property and may be amended only by mutual written agreement of the Parties.

1.13 "Services" shall mean those services offered in the TSA Stores, including, without limitation, operation of retail sporting goods and equipment, athletic and leisure footwear and apparel stores, sporting goods repair and maintenance, racquet stringing, layaway, and such other services as Licensor offers in its THE SPORTS AUTHORITY stores in the U.S.A. and Canada.

1.14 "Subsidiary(ies)" shall mean any company wholly-owned or controlled by Licensee.

1.15 "Technology" shall mean (i) information that is related to the development, design, layout, construction, store fixturing, decoration, equipping, furnishing and all know-how necessary to the installation, management and operation of the TSA Stores under The Sports Authority system and other information and know-how which Licensor possesses and has the right to transfer and license to Licensee for the aforesaid purposes; (ii) drawings, purchased parts and material specifications, application data, bills of material, controls procedures, construction, decor and equipment procedures, test procedures, performance information, quality control standards, merchandise specifications, reliability standards, and other written documents that are possessed by Licensor that relate to the information described in (i) above to Licensee. Any information, item or material enumerated in (i) or (ii) above, which shall have been developed or created exclusively by Licensee after the date hereof in connection with the installation, management and operation of its TSA Stores in the Territory (as defined below), which is clearly identifiable as such and does not infringe upon and is not based upon or derived from the Licensed Property, Products, Materials or Services, as evidenced by written documentation to the satisfaction of Licensor, shall be the property of Licensee and shall not be treated as owned by Licensor.

Notwithstanding anything to the contrary in the foregoing, the TSA Computer Systems (as defined below) are hereby excluded from the Technology for purposes of this Agreement.

1.16 "Term" shall mean the period commencing with the Effective Date and continuing approximately six (6) years through January 31, 2005 unless this Agreement is otherwise renewed or earlier terminated as provided in Article 4.8 below.

1.17 "Territory" shall mean Japan.

1.18 "TSA Computer Systems" shall mean applications software and know-how related to: (a) purchase order processing and inventory management; (b) replenishment (or E-3); (c) point of purchase signs for the TSA Stores; (d) store receiving; (e) retail stock ledger; (f) accounts payable (Lawson Software Package); (g) general ledger (Lawson Software Package); (h) fixed asset ledger (Lawson Software Package); (i) store physical inventory; (j) cash register system (point of sales); and amendments, modifications, enhancements, upgrades and updates to the same.

1.19 "TSA Stores" shall mean any sporting goods retail outlet established and/or operated by Licensee in the Territory and consisting of more than 10,000 square feet (or approximately 900 square meters) of gross indoor floor space primarily devoted to the sale of a broad assortment of sporting goods and equipment, footwear and apparel, and to provision of the Services.

1.20 "Trade Dress" shall mean the total look or appearance of a private label product or its packaging or the design or shape of the private label product itself, as well as the total look, appearance, design and layout of THE SPORTS AUTHORITY stores as operated by Licensor in the U.S.A and Canada.

                                   ARTICLE II
                       TRADEMARK AND SERVICE MARK LICENSE

2.1 GRANT OF LICENSE. Subject to the terms and conditions set forth in this Agreement, Licensor hereby grants to Licensee, for the Term and any Renewal Term only, and Licensee accepts from Licensor, upon the terms and conditions specified herein, the nontransferable exclusive right and license in the Territory only, to use the Marks on and in connection with the Products, Materials and Services furnished in or in connection with the TSA Stores if, and only if, such Products, Materials and Services comply with the quality standards set forth herein and those approved and issued by Licensor from time to time. Licensor shall monitor and control the nature and quality of the Products, Materials and Services, and Licensor may appoint one or more representatives to monitor and exercise such control on Licensor's behalf. Such monitoring shall in no way lessen or limit Licensee's obligation to use the Marks only as set forth herein. No other, further or different license is granted or implied and no assignment of any right or interest is made or intended herein. In particular, no license is granted to permit any third party to use the Marks, and Licensee may only use the Marks on or in connection with Products, Materials and Services subject to Articles 2.2 and 2.3 and other terms and conditions hereof. Further, Licensee is prohibited from using the Marks or any name or mark confusingly similar to the Marks, including any abbreviations of the Marks, as part of its registered corporate or business name, or as part of any Internet domain name.

2.2 MARKING, SAMPLES, INSPECTION, QUALITY CONTROL.

         (a) Licensee agrees to mark all Products and Materials in a manner complying with the provisions of EXHIBIT "B", attached hereto and incorporated herein. Licensor reserves the right to change the provisions of EXHIBIT "B" as it sees fit and such changes shall become binding upon Licensee upon receipt of written notice of such changes. Licensee shall have a reasonable period, but no more than ninety (90) days from first notice, to fully implement such changes.

         (b) At any time upon request of Licensor, and prior to introducing any Product bearing or embodying the Marks for sale or prior to producing and publishing or distributing any Materials for the first time, Licensee shall furnish at Licensee's expense samples of such Products and Materials on or in connection with which any Mark is used or proposed to be used, including the trademark or copyright notices thereon and any other labels, tags or markings. Further, if Licensee proposes to alter the Marks in any way or to deviate in any way from the forms in which the Marks are registered in Japan, Licensee shall first submit a sample of the proposed altered Mark to Licensor for Licensor's prior review and written approval.

Licensor shall review in a timely manner all such samples and requests and use its best efforts to communicate in writing its approval or disapproval as soon as practicable after receiving the same. Failure to communicate approval within fifteen (15) Business Days of receipt of the same shall be deemed a disapproval. In no event, however, shall Licensee distribute or offer for sale the proposed Products or Materials or use the altered Marks until approval of the applicable sample is granted in writing by Licensor. Licensee specifically agrees to amend to the satisfaction of Licensor any sample of Products (including packaging and labels) or Materials or any proposed alterations of the Marks as may be directed by Licensor. A further sample shall be provided to Licensor for its prior review and written approval if any subsequent changes are made in approved Products or Materials or in the Marks. To the extent practicable, Licensor and Licensee shall cooperate in good faith in developing standard manuals or procedures setting forth approved formats for packaging and labels for Products, and approved formats for Materials. Once established, Licensee shall fully comply with such manuals or procedures and submit for Licensor's review and approval any material deviation from such manual or procedures in the manner provided herein.

         (c) Licensee acknowledges that Licensor maintains high standards for products and services sold by and through it's THE SPORTS AUTHORITY stores in the U.S.A. and Canada. Further, Licensee acknowledges that Licensor maintains high standards for its products and services, as expressed in Licensor's Mission Statement, attached hereto as EXHIBIT C and as may be amended from time to time by Licensor (the "TSA Mission Statement"). Licensee agrees to maintain the quality of the Products, Services and Materials sold or distributed by it pursuant to this Agreement, and the nature and quality of Licensee's use of the Licensed Property, in conformity with the TSA Mission Statement and as expressed in standards communicated by Licensor to Licensee from time to time. Further, Licensee warrants that all Products, Services and Materials shall continue to meet or exceed such standards. Further, Licensee shall use its best efforts to ensure that (a) all Products, Services and Materials comply with the requirements of this Article II and all applicable laws, rules and regulations and (b) neither the Products or the manufacturing thereof violates or infringes any right of any third party or the human rights of any person employed to manufacture the same.

         (d) In the event Licensee wishes to materially reduce the quality of an existing Product or Service, Licensee shall advise Licensor in writing of the description of such Product or Service and the proposed revised quality standard well in advance of any such proposed change. Licensor's failure to advise Licensee in writing of Licensor's approval of such proposed change within thirty
(30) days of receipt of notice from Licensee, shall be deemed a disapproval.

         (e) Upon Licensor's request, Licensee shall furnish or make available to Licensor a reasonable number of representative samples of the Products, Services and Materials to permit Licensor to determine that such Products, Services and Materials meet the quality standards set forth herein. The costs associated with the submission and shipping of such samples shall be borne by Licensee. Licensor shall have the right to inspect the TSA Stores during normal business hours to assure compliance with the quality standards established by Licensor. If so notified in writing by Licensor, Licensee shall not offer or provide any Products, Services and Materials whose nature or quality does not comply with the quality standards established by Licensor.

         (f) Licensee shall inform Licensor of, and Licensor shall have the right to attend at its expense, all annual line reviews of the Products. Further, to ensure compliance with Licensor's standards and instructions relating to the Licensed Property, Licensor, at its expense, directly or through representatives, may inspect the TSA Stores and may inspect and test Products, Services and Materials from time to time. Such inspection may include, without limitation, taking photographs or recording videotapes or the like inside and outside of the TSA Stores. Licensee shall reasonably cooperate and aid Licensor in making such inspections and tests.

         (g) Without limiting or waiving Licensor's rights, Licensor delegates in part to Licensee the continuing duty to exercise quality control regarding the nature and quality of the Materials, Products and Services and the nature of Licensee's use of the Marks. Licensor may recommend and Licensee shall adopt and comply with any reasonable procedures, tests, surveys or the like to fulfill this delegation. Licensor may request reports, documentation, evidence or other proof of Licensee's performance under this provision and Licensee shall promptly furnish the same to Licensor.

         (h) Licensee shall reimburse Licensor for the Business Travel Expenses incurred by Licensor's personnel in connection with trips undertaken at Licensee's request or for purposes of meetings with Licensee in connection with this Agreement where the need for such meeting is mutually agreed upon.

2.3 FURTHER TERMS OF LICENSE.

         (a) Nothing contained herein shall prevent or restrict Licensor or parties licensed by Licensor from manufacturing, marketing or selling products bearing or under any marks other than the Marks (it being understood that the license granted herein extends only to the Marks and no other marks). Licensee acknowledges and agrees that Licensor may enter into license agreements with others involving use of the Marks, provided and to the extent that such agreements do not conflict with the express terms of this Agreement granting to Mega Sports Co., Ltd. certain exclusive rights to use the Marks and Technology in Japan.

         (b) Licensee shall use its best efforts to sell the Products and Services and to exploit the rights herein granted throughout the Territory consistent with the high standards and prestige represented by the Marks.

         (c) Except for one time, individual item (not bulk) purchases in the TSA Stores for export from and after purchase in Japan for personal use by the subject purchaser, Licensee shall not export Products from the Territory or sell Products to any person or entity which it knows or has reason to believe intends to export Products from the Territory. Licensee acknowledges and agrees that the sale or marketing of Products or Services by it or by persons authorized by it outside of the Territory will materially damage Licensor and its relationships with other licensees, and that, accordingly, any such sales shall be deemed a material breach of this Agreement.

         (d) Licensor and Licensee acknowledge that they are interested in extending their businesses outside of the physical locations of their respective TSA Stores to include, without limitation, mail order retail services and electronic commerce conducted via the Internet (that is, alternative sales channels). The Parties acknowledge that technologies and other means of exploiting such alternative sales channels are undergoing rapid and continuous change. The Parties acknowledge that in utilizing such alternative sales channels, Licensee is interested and willing to target only consumers within the Territory, to use only the Japanese language in all of its consumer communications, to restrict the shipment or delivery of Products and Services to consumers within the Territory, and to use only communications systems located within the Territory. The Parties also acknowledge that Licensor has no interest in targeting consumers in the Territory through such alternative sales channels. The Parties also acknowledge that there may be opportunities to share and a need to coordinate technologies, methods, procedures and systems in the implementation of such alternative sales channels. Finally, the Parties acknowledge their mutual interest in Licensee using the Licensed Property to maximize its Gross Sales within the Territory, including, in the future, through expansion of Licensee's business to include utilization of such alternative sales channels within the Territory. This Agreement does not permit Licensee to utilize such alternative sales channels within the Territory. Further, as of the Effective Date, Licensee has no definitive plans or proposals concerning for Licensor to evaluate concerning utilization of such alternative sales channels within the Territory. However, the Parties agree to discuss and negotiate in good faith at such times as Licensee has developed any definitive proposals concerning utilization of such alternative sales channels within the Territory. Such expansion is subject to the negotiation and execution by the Parties of a definitive written amendment of this Agreement, containing terms and conditions mutually acceptable to Licensee and Licensor.

                                   ARTICLE III
                               TECHNOLOGY LICENSE

3.1 GRANT OF LICENSE.

         (a) Subject to the terms and conditions of this Agreement and to the applicable laws and any contrary restrictions in other agreements regarding the use of the Technology, and to the extent that it can lawfully do so, Licensor grants to Licensee, during the Term and any Renewal Term only, and Licensee accepts from Licensor, upon the terms and conditions specified herein, an exclusive, nontransferable right and license in the Territory only, to use the Technology in connection with establishment and operation of the TSA Stores.

         (b) Nothing in this Agreement shall be deemed to grant to Licensee any right which is of a more extensive nature than is possessed by Licensor, or which is of any greater extent than that which Licensor has lawful right to provide or grant to Licensee without incurring liability or obligations to others, and the rights herein granted are subject to any rights of, and any conditions imposed by, third parties. No other, further or different license is granted or implied and no assignment of any right or interest is made or intended herein. In particular, no license is granted to permit any third party to use the Technology.

         (c) Licensee shall not use any Technology for any purpose other than the development and operation of the TSA Stores. All Technology shall remain the sole and exclusive property of Licensor, and neither Licensee nor any other person or entity shall acquire any rights in the Technology except those rights specifically granted to Licensee under this Agreement.

3.2 CONFIDENTIALITY AND SECRECY. Licensee shall keep confidential and take all necessary precautions to ensure the strict confidentiality of the Technology and any other information of Licensor of a proprietary or confidential nature ("Confidential Information"), other than that Confidential Information which:

         (a) is or comes (other than by disclosure by Licensee in breach of its obligations hereunder) into the public domain; or

         (b) is received in good faith by Licensee from a third party owing no duty of confidence to Licensor and Licensee is not similarly bound to such third party to keep such information confidential.

In particular, and without limiting the foregoing, Licensee shall not disclose any Confidential Information to any Affiliated Company or Related Company unless and only to the extent it is necessary to be disclosed by Licensee in the ordinary course of sale of the Products, operation of the TSA Stores or furnishing of the Services, and unless such Affiliated Company or Related Company agrees to be bound by this same provision regarding confidentiality and secrecy.

3.3 Licensee's confidentiality obligations as set forth in this Article III shall continue in full force and effect notwithstanding expiration or termination of this Agreement for any reason.

                                   ARTICLE IV
                               GENERAL PROVISIONS

4.1 PAYMENTS. Beginning with the Effective Date, during the initial Term and any Renewal Term, and if applicable, after termination of the Agreement to the extent any amounts are accrued and unpaid, Licensee shall pay the Royalties to Licensor in the manner and at the times specified below.

4.2 REPORTS; ROYALTIES.

         (a) Within fortyfive (45) days after the end of each fiscal quarter of Licensee, Licensee shall:

         (i) Deliver to Licensor a report, certified by one of its corporate officers, giving the following particulars concerning Gross Sales during the preceding fiscal quarter of Licensee, together with documentary proof of payment of any withholding tax (including, without limitation, original receipts or certificates evidencing payment of such taxes):

                  (A) Identification and location of TSA Stores which were open for business during the fiscal quarter of Licensee;

                  (B)      Gross Sales of each such TSA Store;

                  (C) Amount of Royalties due Licensor with respect to each TSA Store and in the aggregate; and

                  (D) Amount of withholding tax withheld and paid to tax authorities.

         (ii) Pay to Licensor the Royalties due for the quarter covered by such report, in U.S. Dollars, in immediately available funds, by international bank draft or as otherwise directed by Licensor. The exchange rate calculation shall be made as of the last day of the subject fiscal quarter of Licensee in accordance with the U.S. Dollar buy rate (Late New York foreign exchange) as published in the JP Morgan Index for U.S. Dollar which appears in THE WALL STREET JOURNAL, U.S. edition on the following Business Day. Receipt or acceptance of any report or payment shall not preclude Licensor from questioning the correctness thereof at any time. In the event that any inconsistency or mistake is discovered by either Licensor or Licensee in such reports or payments, it shall be immediately rectified and, within fifteen (15) Business Days, the appropriate report and payment shall be made.

         (b) Time is of the essence with respect to Licensee's duty to make all payments when due and Licensee's obligations to make such payments are absolute, unconditional and not subject to any right of reduction or set-off, except for withholding taxes imposed on the Royalties which Licensee is required by law to withhold. Licensee shall withhold and pay in a timely manner such taxes to the proper tax authority at the rate required by statute but reduced to the fullest extent as permitted by tax treaty, and Licensee shall provide Licensor with official receipts of all withholding tax payments sufficient to enable Licensor to claim appropriate federal income tax credits. Without limiting the foregoing, Licensee shall pay to Licensor interest at the rate of the lesser of (i) one and one half percent (1.5%) per month, compounded monthly, or (ii) the maximum rate allowed by applicable law, on so much of the Royalty as remains outstanding from time to time beyond the period for payment set forth above. Written notice by Licensor to Licensee as to any amount of the Royalty (including interest) shall be PRIMA FACIE evidence that said amount is unpaid as of the date of such notice.

         (c) Licensee shall respond in writing to any written inquiry from Licensor with respect to any report or payment within fifteen (15) Business Days of receipt thereof.

         (d) If, in the course of an audit or inspection by Licensor or its representative(s), any discrepancy shall appear with respect to any amount due and payable by Licensee and the amount paid, the amount owed (including interest computed as set forth in Article 4.2(b) above) shall be paid within fifteen (15) Business Days after Licensee's receipt of notice of any such discrepancy.

         (e) Within ninety (90) days after the end of each Fiscal Year of Licensee, Licensee shall furnish Licensor a certificate from an independent certified public accountant as to the accuracy of Licensee's Royalty payments and reports for each such Fiscal Year.

4.3 BOOKS AND AUDITS.

         (a) Licensee shall keep full, true and accurate books of account in conformance with generally accepted accounting principles in effect in the Territory and containing all particulars which may be necessary for the purpose of reviewing Gross Sales and computing the Royalties due and payable to Licensor. Said books of account shall be kept at Licensee's principal place of business and maintained by Licensee for a period of at least three (3) years following the end of each subject year during the Term and any Renewal Term and shall be available for inspection by Licensor.

         (b) Licensee shall maintain accurate records of all sales of Products and Services bearing the Licensed Property and of its annual advertising and promotional expenditures and shall make them available to Licensor for use in enforcing, registering or protecting the Licensed Property in Japan and elsewhere.

         (c) During the Term, any Renewal Term and for a period of three (3) years after expiration or termination of this Agreement, Licensor or an independent certified public accountant retained by Licensor may audit all statements of account, records and reports provided for in this Agreement, at least once per Fiscal Year of Licensee. Licensee shall make available to Licensor or said certified public accountant for the purposes of this paragraph any and all records reasonably necessary to the verification of such reports. Any error(s) discovered by such audit shall be corrected by Licensee within fifteen (15) Business Days after having been notified of such error. The expenses of any and all such audits and inspections shall be borne by Licensor. However, if the error discovered represents an underpayment by Licensee of more than three percent (3%) of the Royalties due for the Fiscal Year in question, Licensee shall promptly reimburse Licensor for the reasonable costs of such audit.

4.4 REPRESENTATIONS, WARRANTIES AND DUTIES OF LICENSEE. Licensee represents and warrants to Licensor and agrees that:

         (a) Licensee has full right, power and authority to enter into this Agreement and to perform all of its obligations hereunder.

         (b) Licensee shall use its best efforts on a continuous basis during the Term to promote the Products and the Services in the Territory; to exercise all reasonable care and skill in the performance of such duties; to review and progressively improve its Gross Sales in the Territory; and to observe, protect and enhance the distinctive THE SPORTS AUTHORITY image as communicated by Licensor. In particular, and without limiting the foregoing, Licensee shall expend a minimum of two percent (2.0%) of the Gross Sales of the TSA Stores per Fiscal Year to advertise and promote the TSA Stores and the Products and Services, including, without limitation, expenditures for customer loyalty programs, grand opening advertising and promotions and vendor cooperative advertising moneys paid in the same period.

         (c) The license granted herein is subject to and Licensee represents and warrants that all Services furnished by it and all Products, Services and Materials bearing or offered under the Licensed Property shall be of a nature and quality which are consistent with the high standards of quality and excellence established by Licensor over the years in the U.S.A. and Canada with respect to the Licensed Property and with respect to Licensor's operation of THE SPORTS AUTHORITY stores in the U.S.A. and Canada. Licensee shall fully comply at its sole cost and expense with any and all quality standards set forth herein and that Licensor may set forth from time to time with respect to the Licensed Property and the Products and Materials and Services bearing or embodying the Licensed Property.

         (d) Licensee shall be completely responsible for the payment of all moneys which may be due at any time to its own employees, contractors, vendors, agents and representatives, and for all other claims made by such parties. Licensor shall not for any reason be liable in any way for Licensee's termination of employment or other relationships with such parties or other legal entities, nor for any goods or services furnished to Licensee by Licensor or any third party or by Licensee to Licensor or any third party.

         (e) Except with respect to trademark and service mark applications and registrations, recording of this Agreement and related registered user agreements, all of which are reserved exclusively to Licensor, Licensee shall, at its own expense, secure any and all approvals, licenses, registrations and/or permits required under the laws or regulations of any governmental or similar entity having jurisdiction over Licensee or the TSA Stores, or over the shipment, export, import, sale or other distribution of Products or provision of Services within Japan as these relate to operation of the TSA Stores, including, without limitation, compliance with all export and import control regulations and applicable consumer product and health and safety laws and the like. Nothing in this Agreement shall be construed to require Licensor or Licensee to perform any act in violation of such laws or regulations.

         (f) Licensee shall, during the Term, any Renewal Term and for one (1) year following expiration or termination of this Agreement, ensure the adequate provision of after sales service and spare parts to consumers in the Territory, subject to the continued operation of Licensee as a retail entity and the reasonable cooperation of Licensor to assist Licensee in obtaining access to spare parts.

         (g) Licensee agrees and acknowledges that in the Territory and throughout all the world all right, title, interest and ownership in and to the Licensed Property, and present and future registrations thereof, as trademarks, service marks, trade names, trade dress, copyright works, industrial models, designs, and the like, are and shall remain in Licensor and Licensee agrees to render all reasonable assistance in maintenance of these rights. Further, Licensee agrees and acknowledges that all goodwill associated with or created by use of the Licensed Property by Licensee has inured and shall continue forever to inure to the benefit of Licensor. Upon termination of this Agreement all rights in and to the Licensed Property, including all right to the use thereof, and all goodwill associated with use of the Licensed Property, shall thereupon revert back to Licensor and Licensor shall thereafter enjoy those rights as if this Agreement had never been executed. If, by operation of law or otherwise, any goodwill associated with Licensee's use of the Licensed Property shall be deemed to accrue or have accrued to Licensee, Licensee agrees to immediately and irrevocably assign without condition such goodwill to Licensor. No party shall be required to compensate the other for reversion or assignment of the goodwill.

         (h) Licensee agrees that it shall not sell, distribute or otherwise make available or permit any use of the Licensed Property on or in connection with Products,

Materials or Services, outside of the TSA Stores, whether inside or outside the Territory, and that it shall cooperate with Licensor in preventing all such sales and distribution by others. Before permitting any vendor or supplier to sell off or otherwise dispose of surplus, defective or returned Products to parties other than Licensee, Licensee shall require the vendor or supplier to remove all of the Licensed Property from such Products.

         (i) Licensee shall not attack or impair or put at issue Licensor's rights in the Licensed Property, or any of Licensor's applications or registrations therefor, nor assist anyone else in doing so. Except as licensed hereunder, Licensee shall not use or apply to register the Licensed Property or any identical or deceptively or confusingly similar service marks, trademarks, trade names, trade dress, copyrights, industrial models or designs, or any derivations thereof, during the Term, any Renewal Term and forever hereafter. Further, Licensee shall not use the Licensed Property in any manner likely to jeopardize the exclusiveness or distinctiveness of the Licensed Property or Licensor's proprietorship thereof, and Licensee shall not register or attempt to register its rights in the Marks as granted hereunder.

         (j) Licensee shall use the Licensed Property strictly in compliance with the legal requirements of the Territory and shall use such markings as are required by law and by Licensor herein.

         (k) Licensee agrees that it shall not, during the Term and any Renewal Term or thereafter, register or apply to register any of the Marks or any logos or trademarks or service marks similar thereto anywhere in the world. Without limiting the foregoing, upon and after the expiration or termination of this Agreement, Licensee, upon Licensor's request, shall execute such documents as may be necessary to further confirm Licensor's rights in the Marks. Licensee hereby appoints Licensor as its attorney-in-fact for the purpose of executing such documents.

         (l) Any copyright which may exist or be created in any materials provided by Licensor hereunder including, without limitation, any sketch, design, drawing, print, packaging, label, tag or the like designed or approved by Licensor shall be the property of Licensor. Licensee shall not, at any time, do or suffer to be done any act or thing which may adversely affect any rights of Licensor in such sketches, designs, packaging, labels, tags and the like, including, without limitation, disclosing such information or filing any application in Licensee's name to record any claims to copyrights in Licensed Property, and Licensee shall do all things reasonably required by Licensor to preserve and protect such rights, including, without limitation, placing Licensor's copyright notice on all Products and Materials.

4.5 REPRESENTATIONS, WARRANTIES AND DUTIES OF LICENSOR. Licensor represents and warrants to Licensee and agrees that:

         (a) Licensor has valid title to the applications and registrations for the Marks as listed in EXHIBIT A in the Territory and has the right to enter into this Agreement and to grant the licenses contained herein.

         (b) There are no outstanding assignments, grants, licenses, encumbrances, obligations or agreements of Licensor inconsistent with this Agreement.

         (c) Licensor does not in any way make any representation or give any warranty as to the validity of the Licensed Property, any application or registration therefor under the relevant laws of the Territory or as to any commercial benefit of this Agreement to Licensee.

4.6 PROTECTION OF RIGHTS.

         (a) In the ordinary course of business, Licensee or its counsel shall review periodically the use and/or registration by others of any trademark, service mark, trade name, trade dress, industrial model or design or copyright in the Territory which is a copy of, identical or confusingly or deceptively similar to the Licensed Property or any aspect thereof. Licensee agrees to inform Licensor promptly of any possible infringement, or of any passing off or unfair competition affecting said Licensed Property which comes to the attention of Licensee. Further, Licensee agrees to fully cooperate and assist Licensor in the protection and defense of any of Licensor's rights in the Licensed Property, in the filing and prosecution of any trademark, trade dress, service mark, trade name, copyright, industrial model or design application, registration, renewal and the like, in the recording of this Agreement or any other relevant agreements, including, without limitation, registered user agreements, and in the doing of any other act with respect to the Licensed Property, including the prevention of the use thereof by any unauthorized person, that in the sole discretion and judgment of Licensor may be necessary or desirable.

         (b) Licensor deems the Licensed Property to be extremely valuable assets. Licensor shall have the sole right to determine whether or not any action shall be taken on account of any infringement, passing off or unfair competition activities or other enforcement of Licensor's rights in the Licensed Property. If Licensor so desires it may prosecute any actions, claims, lawsuits or proceedings in its own name or join Licensee as a party thereto, all at Licensor's expense. Licensor shall be entitled to recover any and all sums of money awarded and materials delivered up as a result of such actions, claims, lawsuits or proceedings.

         (c) Licensee shall not institute any lawsuit or take any action on account of any actual or alleged infringement, passing off or unfair competition, relating to the Licensed Property, and Licensee shall not have any right or claim against Licensor for Licensor's failure to enforce its rights in the Licensed Property or to prosecute any actual or alleged infringement, passing off or unfair competition by others in relation to the Licensed Property.

4.7 INDEMNIFICATION.

         (a)      LICENSEE'S INDEMNIFICATION.

         (i) Except as provided in Article 4.7(b) below, Licensee agrees to defend, indemnify and hold harmless Licensor and its affiliates and their respective directors, officers, employees, representatives and agents, at Licensee's expense, for and from any and all actions, claims, proceedings or lawsuits arising from or related in any way to Licensee's acts or omissions. This indemnification shall include, without limitation, claims of premises or product liability, claims of patent, copyright, trade name, trademark, trade dress, service mark or industrial model or design infringement, negligence, defamation, misrepresentation, unfair competition, trade secret misappropriation and failure to pay withholding tax. Licensor agrees to give Licensee timely notice of such actions, claims, proceedings or lawsuits and Licensee has the right and obligation, at its sole expense, to defend the same and shall be solely responsible for satisfying any monetary judgments awarded or any settlements entered into as a result of such actions, claims, proceedings or lawsuits. Licensor may at its sole election participate in any such defense at its own expense. In any event, Licensee agrees to keep Licensor fully informed regarding all actions, claims, proceedings or lawsuits which affect or involve Licensor.

         (ii) Licensee shall not use any trade name of Licensor in conducting its business, and shall not in any manner represent to third parties that it is acting on behalf of or otherwise a representative of Licensor, and Licensee agrees to defend, indemnify and hold harmless Licensor from any action, claim, lawsuit, cost, liability, cost or expense (including reasonable attorney's fees) in connection with breach of this provision.

         (b) LICENSOR'S INDEMNIFICATION. Licensor agrees to defend, indemnify and hold harmless Licensee and its affiliates and their respective directors, officers, employees, representatives and agents, at Licensor's expense, for and from any and all actions, claims, proceedings or lawsuits arising from or related in any way to, claims that Licensee's use of the Licensed Property hereunder infringes the trademark rights or copyrights of third parties in the Territory, provided, however, that Licensor shall not bear any duty, obligation or liability pursuant to this Article 4.7(b) to the extent and with respect to any use of any of the Licensed Property in a manner not authorized by this Agreement. Licensee agrees to give Licensor timely notice of such actions, claims, proceedings or lawsuits and Licensor has the right and obligation, at its sole expense, to defend the same and shall be solely responsible for satisfying any monetary judgments awarded or any settlements entered into as a result of such actions, claims, proceedings or lawsuits. Licensee may at its election participate in any such defense at its own expense, provided, however, that Licensee shall comply with any reasonable request of Licensor to cooperate in the defense of any such actions, claims, proceedings or lawsuits. In any event, Licensor agrees to keep Licensee fully informed regarding all actions, claims, proceedings or lawsuits which affect or involve Licensee under this paragraph.

4.8 TERM AND TERMINATION.

         (a) Unless this Agreement is otherwise terminated by Licensor as provided in this Agreement, and provided Licensee is in full compliance with its duties and obligations hereunder, the initial Term of this Agreement shall be extended automatically at the expiration of the initial Term for a first "Renewal Term" unless Licensee gives Licensor written notice of termination between February 1, 2004 and July 31, 2004. The first Renewal Term shall commence on February 1, 2005 and continue until January 31, 2015, unless terminated earlier. Subject to the same conditions, the initial Renewal Term shall be extended automatically upon its expiration for a second Renewal Term unless written notice of non-renewal is furnished to Licensor between February 1 and July 31 of the tenth year of the first Renewal Term. The Second Renewal Term shall commence on February 1, 2015 and continue until January 31, 2025, unless terminated earlier. Subject to the same conditions, the second Renewal Term shall be extended automatically upon its expiration for a third Renewal Term unless written notice of non-renewal is furnished to Licensor between February 1 and July 31 of the tenth year of the second Renewal Term. The Third Renewal Term shall commence on February 1, 2025 and continue until January 31, 2035, unless terminated earlier. All renewals shall be upon the same terms and conditions as set forth in this Agreement, except as otherwise agreed to in writing by authorized officers of the Parties. If this Agreement remains in effect in 2035, the Parties agree to negotiate in good faith that year in order to conclude and execute an updated version of this Agreement, one reasonably adapted to current circumstances, market conditions, and the like.

         (b) Without prejudice to any other rights Licensor may have, Licensor may terminate this Agreement for any one or more of the reasons set forth in (i) through (iv) below by written notice to Licensee in accordance with (c), (d) or
(e) below, as the case may be:

         (i) if Licensee shall fail to make any payments when due or to deliver any reports as required hereunder or otherwise materially breaches in any manner the terms of this Agreement;

         (ii) if Licensee shall be unable to pay its obligations when due, or shall make any assignment for the benefit of creditors, or shall file, or have filed against it, any petition for protection or relief from creditors or any petition in bankruptcy, or be adjudicated bankrupt or insolvent, or if any receiver is appointed for its business or property or a substantial portion thereof, or if any trustee in bankruptcy or insolvency shall be appointed for Licensee, or if Licensee shall be in default upon any material debt obligation and such default shall be continuing beyond any applicable cure period, or if any creditor of Licensee shall commence any action against Licensor to collect money or other obligations due from Licensee premised upon Book I, Chapter IV, Article 23 of the Commercial Code of Japan;

         (iii) if Licensee shall fail in any material respect to follow Licensor's instructions regarding the nature and quality of the Products, Services or Materials and/or appropriate use of the Licensed Property;

         (iv) if Licensor, in its sole reasonable discretion, determines that Licensee has ceased to carry on and diligently pursue its day to day business activities of operating and promoting the TSA Stores utilizing the Licensed Property.

         (c) In the event of breach by Licensee of any provision of this Agreement as provided in (b)(i), (b)(iii) or (b)(iv) above, Licensor shall give Licensee notice in writing to cure the breach within sixty (60) days (the "Notice Period") or such longer period as may be agreed upon by the Parties and if the breach is not cured to the satisfaction of Licensor within such period, Licensor shall be entitled to exercise any remedies it may have hereunder, including, without limitation, its right to terminate this Agreement effective upon expiration of the Notice Period, provided that if such breach is capable of being cured but incapable, by reason of its nature, of being cured within the Notice Period, Licensor may, in its discretion, delay taking action so long as Licensee shall have begun in good faith to cure such breach within the Notice Period and thereafter proceeds diligently to complete the cure of the breach and such breach is cured within a reasonable period thereafter.

         (d) In the event of the occurrence of any event described in (b)(ii) above, Licensor may terminate this Agreement effective upon expiration of the Notice Period; provided, however, that Licensee may avoid such termination if any adverse filing described in (b)(ii) is stayed, dismissed or reversed within the Notice Period and Licensee provides satisfactory evidence of same to Licensor within such period.

         (e) This Agreement shall automatically terminate on the date that Licensor ceases to have a direct or indirect ownership interest in Licensee or on the date that the AMENDED AND RESTATED JOINT VENTURE AGREEMENT is terminated, whichever is earlier. If this Agreement should terminate as described in this
Article 4.8(e), the Parties agree to negotiate in good faith for the continued use of the Licensed Property by Licensee as described in this Agreement. Such negotiations shall begin at least fortyfive (45) days prior to the termination of this Agreement and shall include all aspects of an agreement including monetary compensation. Nothing in this Article 4.8(e) obligates Licensor to postpone the termination of this Agreement.

         (f) Licensee may terminate this Agreement in the event of a material breach by Licensor, with written notice to Licensor and an opportunity to cure the breach in a manner as provided in Article 4.8(g).

         (g) Licensee shall give Licensor notice in writing to cure the breach within the Notice Period or such longer period as may be agreed upon by the Parties and if the breach is not cured to the reasonable satisfaction of Licensee within such period, Licensee shall be entitled to exercise any remedies it may have hereunder, including, without limitation, its right to terminate this Agreement effective upon expiration of the Notice Period, provided that if such breach is capable of being cured but incapable, by reason of its nature, of being cured within the Notice Period, Licensee may, in its discretion, delay taking action so long as Licensor shall have begun in good faith to cure such breach within the Notice Period and thereafter proceeds diligently to complete the cure of the breach and such breach is cured within a reasonable period thereafter.

         (h) This Agreement shall automatically terminate on as of January 31, 2035 unless it has been replaced with an updated agreement as set forth in
Article 4.8(a).

         (i) This Agreement may be terminated at any time by mutual written agreement of the Parties.

         (j) Expiration or termination of this Agreement for any reason shall not affect obligations which (i) have accrued as of the date of expiration or termination, (ii) arise out of occurrences prior to the termination date or
(iii) become effective upon termination, including, but not limited to, (A) the payment of any Royalties which have accrued as of the termination date or thereafter, (B) the prohibitions on the disclosure of Confidential Information set forth in Article 3.3, (C) the representations, warranties and obligations of Licensee set forth in Article IV and Licensor's right to audit as set forth in
Article 4.3 and (E) the obligations set forth in Articles 4.8 (k), (l) and (m) below relating to the discontinuance of the use of the Licensed Property upon termination of this Agreement.

         (k) Upon termination of this Agreement, the Parties shall mutually cooperate to effect an orderly termination of their relationship as Licensor and Licensee and Licensee shall within thirty (30) days:

         (i) Return to Licensor all Technology, and cease using the Licensed Property in any manner and for any purpose and take all steps necessary to delete any and all references to any Licensed Property from its business licenses, permits, business forms, packaging, labels, advertisements, promotions and other Materials;

         (ii) Return to Licensor, destroy or obliterate all Products (including packaging and labels) and Materials bearing the Licensed Properties and furnish sworn affidavits attesting thereto as requested by Licensor;

         (iii) Cease holding itself out as a licensee of Licensor or as an entity otherwise authorized or permitted to use the Licensed Property;

         (iv) Cooperate with Licensor in obtaining the cancellation of any registration of this Agreement and amendment or cancellation of any registered user agreements and corporate or business name registrations. Licensee hereby irrevocably appoints and authorizes Licensor as its attorney-in-fact, with power to appoint and authorize substitute powers of attorney-in-fact, to effect any such amendments or cancellations.

         (l) Notwithstanding the foregoing, upon termination or expiration of this Agreement for any reason other than pursuant to Article 4.8(b)(i) or
(b)(iii), Licensee shall have, for a period of 180 days thereafter, the right to sell off, on a nonexclusive basis, all of the unsold Products which were on hand prior to such termination or expiration; provided, however, that Licensee shall, prior to disposing of such unsold Products, furnish to Licensor an itemized and sworn statement setting forth accurate descriptions and unit volumes of all such unsold Products. Further, Licensee shall be entitled to phase out use of the Technology over the same 180 day period. Royalties shall accrue at the then current rate and be paid by Licensee within thirty (30) days of the end of such 180 day period. All dispositions of inventory and use of Licensed Property pursuant to this paragraph shall strictly comply with all provisions of this Agreement. On the 181st day, Licensee:

         (i) shall immediately transfer to Licensor, or destroy, at Licensor's option, all remaining inventory of Products;

         (ii)     shall immediately transfer to Licensor all Technology; and

         (iii) shall have completely and permanently ceased using the Licensed Property.

         (m) Should Licensee fail to cease using any Licensed Property upon termination of this Agreement, or in any other manner fail to comply with Articles 4.8(k) and (l) above, Licensee agrees and hereby specifically consents to each and all of the following remedies and provisions, which shall be cumulative and not mutually exclusive:

         (i) Licensor may obtain a decree of any court of competent jurisdiction ordering Licensee to immediately cease the use of the Licensed Property and to otherwise comply with Articles 4.8(k) and (l) above, to amend or cancel any registration of this Agreement and any registered user agreements and to amend or cancel any corporate or business name registrations and to change its business name accordingly. Licensee's consent to this remedy is based upon express recognition by Licensee that Licensor would otherwise suffer irreparable harm and that monetary damages would therefore be an inadequate remedy for Licensor;

         (ii) Licensor shall have the right to collect actual damages and loss of income suffered by Licensor by reason of Licensee's failure to comply with Articles 4.8(k) and (l) above, but, in the alternative, and considering that it may be difficult to determine actual damages and loss of income, the Licensee shall pay to Licensor as liquidated damages (and not as a penalty) four percent (4%) of Gross Sales of the TSA Stores during any period that Licensee fails to comply with any or each of the requirements of Articles 4.8(k) and (l) above;

         (iii) Licensor may file an action asking the appropriate governmental agency to impound any infringing Products or Materials and to close the TSA Stores;

         (iv)     The filing of a criminal infringement action;

         (v) Licensor shall be entitled to any other relief which may be deemed proper, whether at law or equity;

         (vi) No assignee for the benefit of creditors, custodian, receiver, trustee in bankruptcy, sheriff or any other officer of the court or official charged with marshalling or taking over custody of Licensee's assets or business shall have any right to continue this Agreement or to exploit in any way or use the Licensed Property;

         (vii) Licensee's performance under this Agreement is personal in nature and Licensor is excused from accepting the performance of an entity other than Licensee. The Parties agree that this Agreement is a nonassignable contract of Licensee under section 365(c) of the Bankruptcy Code of the U.S.A., or any amendment or successor thereto (the "Bankruptcy Code"). Further, in the event that Licensee is a debtor under the Bankruptcy Code, or any equivalent in Japan, and this Agreement has not been terminated, the Parties agree that the adequate protection of Licensor's interest in this Agreement and in the Licensed Property requires that Licensee fully comply with all of the terms and conditions of this Agreement, including, without limitation, timely making all Royalty payments when due and maintaining the quality of Products and Services sold by Licensee pursuant to this Agreement, and the nature and quality of Licensee's use of the Licensed Property as required hereunder.

4.9 CHOICE OF LAW AND FORUM; CHOICE OF LANGUAGE.

         (a) This Agreement shall be governed and construed under federal laws of the U.S.A. and laws of the State of Florida and for any controversy, the Parties expressly submit to the exclusive jurisdiction of the state and federal courts of the State of Florida, U.S.A., and hereby waive any claim of inconvenient forum. Without limiting the foregoing, Licensee also submits to the jurisdiction of any court in Japan with authority to hear and decide provisional proceedings in relation to Licensor's provisional enforcement of this Agreement.

         (b) The English/American spellings of words used in this Agreement and their customary and usual meanings in the U.S.A. shall control the rights, obligations and relationship of the Parties, and the construction and interpretation of this Agreement, and shall also be the controlling language for all future communications between the Parties concerning this Agreement and the subject matter hereof.

4.10 NOTICES.

         (a) Any notice or request with respect to this Agreement shall be made personally, by registered mail, by airborne express courier, or by confirmed facsimile and shall be directed by each Party to the other at its respective address as follows:

         If to Licensee, to:
         Mega Sports Co., Ltd.
         Adachi Building
         1-14-9, Nihonbashi Kakigaracho
         Chuo-Ku, Tokyo 103, JAPAN
         Tel: 011-81-3-5644-3666
         Fax: 011-81-3-5644-3668
         Attention:  President

         with a copy to:

         JUSCO Co. Ltd.
         1-5-1, Nakase, Mihama-ku
         Chiba-shi, Chiba-ken, 261, Japan
         Tel: 011 81 (043) 212-6098
         Fax: 011 81 (043) 212-6813
         Attention: General Manager
         of International Business Department

         AND TO:

         JUSCO (U.S.A.), Inc.
         520 Madison Avenue, 24th Floor
         New York, N.Y. 10022
         U.S.A.
         Tel: 1 (212) 821-9102
         Fax: 1 (212) 838-0469
         Attention: Vice President and General Manager

         and if to Licensor, to:

         The Sports Authority Michigan, Inc.
         306 S. Washington, Suite 224
         Royal Oak, Michigan 48067
         U.S.A.
         Tel: 1 (248) 414-9990
         Fax: 1 (248) 414-9993

         Attention: Senior Vice President and General Counsel

         WITH A COPY TO:

         The Sports Authority, Inc.
         3383 North State Road 7
         Ft. Lauderdale, Florida 33319
         U.S.A.
         Tel: 1 (305) 735-1701
         Fax: 1 (305) 484-0837
         Attention: Chief Executive Officer

         (b) Any notice or request shall be deemed to be given when actually received. Either Party, by written notice to the other Party, may change the address to which notices or requests shall be directed.

4.11 NO IMPLIED WARRANTIES; LIMITATION ON LIABILITY. Neither Licensor nor its employees or representatives shall be liable to Licensee or to any other party for direct or indirect damages, losses, injuries or expenses, including foreseeable and unforeseeable damages, resulting from or arising out of the use or application of the Licensed Property. Neither Party makes any representation or warranty to the other except as specifically set forth herein.

4.12 FURTHER DOCUMENTS. Each Party shall, upon request, make, execute and deliver such documents as shall be reasonably necessary to take such action as may be reasonably requested to fully implement and carry out the purposes of this Agreement. This Agreement may be executed in counterparts and all such counterparts taken together shall be deemed to constitute one and the same instrument.

4.13 BINDING EFFECT. All covenants, agreements, representations, warranties and indemnifications in this Agreement by and on behalf of either of the Parties shall bind and inure to the benefit of the successors and permitted assigns of Licensor and Licensee (if any). Upon termination of this Agreement, all obligations and covenants of Licensee under this Agreement shall survive and be enforceable.

4.14 NO PARTNERSHIP, NO JOINT VENTURE. This Agreement shall not be construed as creating a joint venture, partnership or agency between Licensor and Licensee.

4.15 SUBLICENSING; PROHIBITION ON ASSIGNMENT BY LICENSEE. The licenses granted herein are personal to Licensee and neither this Agreement nor any rights or duties hereunder may be sublicensed, assigned, mortgaged or pledged by Licensee without the prior written consent of an authorized officer of Licensor, which consent may be withheld at Licensor's sole discretion. For purposes of this
Article 4.15, an assignment shall include any attempt to sublicense, assign, mortgage or pledge by Licensee without the prior written consent of an authorized officer of Licensor, and shall be null and void AB INITIO. Notwithstanding the foregoing, Licensor may freely assign this Agreement and/or its rights and duties hereunder, provided Licensor gives timely notice of the same to Licensee.

4.16 WAIVER. Silence, acquiescence or inaction shall not be deemed a waiver of any right. A waiver shall only be effective if it is in writing and signed by the Party to be charged. Any such waiver shall not be construed as a continuing waiver or as a waiver of any other breach of a same or similar nature.

4.17 SEVERABILITY. In the event that any part or portion of this Agreement shall be deemed to be invalid or illegal, then such invalid or illegal portion shall, so far as possible, not affect the validity or legality of the remainder of this Agreement. Further, the Parties agree that they shall attempt to arrive at a modification of any illegal or invalid part so as to render the same legal and valid and within the keeping of the original tenor and spirit of the Agreement.

4.18 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the Parties with respect to use and licensing of the Licensed Property, and supersedes all prior negotiations, understandings and agreements, if any, between the Parties, whether oral or written. This Agreement replaces in its entirety the License Agreement, and the latter is hereby terminated. Except as otherwise provided in Articles I and II, this Agreement may only be amended or modified by written instrument signed by THE Chief Executive Officers of each of the Parties and the instrument shall clearly state in its title it amends or modifies this Agreement. Because both Parties are sophisticated and knowledgeable business enterprises with ready access to legal counsel, the principle of construing an ambiguous provision or provisions against the drafter shall be disregarded when construing this Agreement.

4.19 TITLES AND HEADINGS. Titles and headings herein are for convenience only and are not part of this Agreement.

4.20 TAX ON AGREEMENT. Any stamp duty or other tax or duty imposed on this Agreement or on any related registered user agreements shall be the sole responsibility of and shall be paid by or on account of Licensee.

4.21 CONFIDENTIAL AGREEMENT. The terms of this Agreement are confidential and shall not be disclosed except for the purpose of enforcement or registration or recording or as may be required by law.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

THE SPORTS AUTHORITY, INC.                  MEGA SPORTS CO., LTD.

By:      __________________________         By:     ____________________

Title:   __________________________         Title:  ____________________

THE SPORTS AUTHORITY MICHIGAN, INC.

By:      __________________________

Title:   __________________________